Exhibit 4.13

AMENDMENT NO.1 TO AMENDED AND RESTATED PLAIN ENGLISH WARRANT AGREEMENT

This Amendment No.1 to Amended and Restated Plain English Warrant Agreement (this “Amendment”) is made and entered into as of April 8, 2010 (the “Amendment Date”), by and among TriplePoint Capital LLC, a Delaware limited liability company (“TriplePoint”) and Amyris Biotechnologies, Inc., a California corporation (the “Company”).

RECITALS

WHEREAS, the Company and TriplePoint are parties to that certain Amended and Restated Plain English Warrant Agreement, originally dated March 14, 2008 as amended September 18, 2009 (the “Agreement”).

WHEREAS, the Company and TriplePoint desire to amend the Agreement.

NOW, THEREFORE, in consideration of the matters described in the recitals above and the mutual promises, covenants and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

1.      AMENDMENT TO AGREEMENT. The first paragraph of Section 2 shall be deleted in its entirety and replaced with the following:

“(a) The term of this Warrant Agreement and our right to purchase Warrant Stock will begin on the Effective Date, and shall be available until the earlier of (i) 10 years from the Effective Date or (ii) one (1) year from the effective date of an initial public offering of Your securities.

(b) The settlement of the Warrant pursuant to this Warrant Agreement is to be made in Warrant Stock and, for the elimination of doubt, the fact that the Warrant Stock delivered on exercise of the this Warrant Agreement is not registered under the Securities Act of 1933 will not in any way require you to settle the Warrant otherwise than in Warrant Stock, including, without limitation, that there is no circumstance that would require You to net cash settle the Warrant.

(c) In case all the authorized Series C Preferred Stock of the Company is converted, pursuant to the Company’s Articles of Incorporation, as may be amended from time to time, into Common Stock or other securities or property, or the Series C Preferred Stock otherwise ceases to exist, then, We, upon exercise of the Warrant pursuant to this Warrant Agreement at any time after such time (the “Conversion Date”), shall receive, in lieu of the number of shares of Warrant Stock that would have been issuable upon such exercise immediately prior to the Conversion Date (the “Former Number of Shares”), the stock and other securities and property which We would have been entitled to receive upon the Conversion Date if We had exercised the Warrant pursuant to this Warrant

Agreement with respect to the Former Number of Shares immediately prior to the Conversion Date (all subject to further adjustment as provided in this Warrant Agreement).”

2.      NO OTHER AMENDMENTS. Except as expressly set forth above, all of the terms and conditions of the Agreement remain in full force and effect. Notwithstanding anything else in this Amendment, if there is any conflict between subsections (b) and (c) in Section 1 above and the Agreement, the terms of the Agreement shall prevail.

3.      GOVERNING LAW. This Amendment shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of laws.

4.      COUNTERPARTS; FASCIMILE. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

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IN WITNESS WHEREOF, each of the Company and TriplePoint has caused this Amendment No. 1 to Amended and Restated Plain English Warrant Agreement to be executed by its duly authorized representative, each as of the Amendment Date.

AMYRIS BIOTECHNOLOGIES, INC.		TRIPLEPOINT CAPITAL, LLC

By:	Tamara L. Tompkins	By:

Its:	General Counsel	Its:

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